Exhibit 21 (b)

PRANDIUM, INC.

2002 FORM 10-K

NAMES UNDER WHICH OPERATING
SUBSIDIARIES DO BUSINESS - 12/29/02

          Chi-Chi’s, Inc.

Chi-Chi’s
Chi-Chi’s El Pronto
HomeTown Buffet

     FRI-Admin Corporation

Carrows

          Koo Koo Roo, Inc.

Koo Koo Roo

     The Hamlet Group, Inc.

Hamburger Hamlet
Portner’s